UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2007

LAUREATE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-22844	52-1492296
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 Fleet Street, Baltimore, Maryland		21202
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (410) 843-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 relating to the Executive Retention Agreements is incorporated by reference into this Item 1.01.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2007, Laureate Education, Inc. (the “Company”) entered into executive retention agreements (each an “Executive Retention Agreement,” and collectively, the “Executive Retention Agreements”) with each of Raph Appadoo, Rosemarie Mecca, Paula R. Singer, William C. Dennis, Jr. and Daniel M. Nickel (each an “Executive”).  The Executive Retention Agreements provide certain severance payments and benefits, including payments and benefits in connection with a Change of Control (as defined in the Executive Retention Agreements), and supersede any prior agreements the Executive entered into with the Company.  Each Executive Retention Agreement has a three-year term which automatically renews for additional one-year terms under certain circumstances.

The terms of each Executive Retention Agreement provide that if the Executive’s employment is terminated by the Company during the term of the Executive Retention Agreement other than due to Disability or for Cause (each as defined in the Executive Retention Agreements), then the Executive is entitled to receive, in addition to certain accrued amounts and subject to the execution of a release and restrictive covenants agreement, (i) a lump sum severance payment in an amount equal to one and one-half times the sum of the Executive’s annual salary and annual target bonus under the Company’s annual incentive compensation plan, (ii) continued health care coverage for 18 months, (iii) outplacement assistance and (iv) a lump sum payment under each of the Company’s annual incentive plan and long-term incentive plan assuming target had been attained, which payments shall be pro-rated for the number of months of the performance period that have elapsed.

In addition, the terms of each Executive Retention Agreement provide that if, during the period commencing six months prior to the execution of an agreement, the consummation of which would result in a Change of Control and ending upon the earlier of (i) the expiration of the 18-month period which commenced on the date of the Change of Control or (ii) the abandonment of the Change of Control by the parties, the Executive voluntarily terminates his or her employment with the Company due to a material alteration of his or her employment (as described in the Executive Retention Agreements), then the Executive is also entitled to receive the aforementioned severance payments and benefits.

In addition to the aforementioned payments and benefits, each Executive Retention Agreement provides that the Executive will be provided with an additional payment in the event that the aggregate present value of payments made to the Executive in connection with a Change of Control exceed, by more than 10%, the Executive’s safe harbor amount under Section 280G of the Internal Revenue Code, otherwise payments made to the Executive would be capped to prevent any excise tax from being due.

The terms of each Executive Retention Agreement also provide that each Executive’s outstanding stock option and restricted share awards vest immediately and fully upon the consummation of the Change of Control.

Effective with the execution of the Executive Retention Agreements, the Company’s Board of Directors adopted resolutions amending the Laureate Education, Inc. 2006 Executive Annual Incentive Plan by deleting Section 8 of that plan and all references thereto from the plan.  The effect of the amendment to the plan was to remove certain provisions pertaining to payments under the plan that would be triggered upon a Change in Control (as defined in the plan).

Important Additional Information Will Be Filed With the SEC

In connection with the proposed merger agreement by and among Laureate, Wengen Alberta, Limited Partnership and L Curve Sub Inc., which is attached as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007, Laureate will file a proxy statement with the Securities and Exchange Commission.  Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information about the merger between Laureate and L Curve Sub Inc. and the parties thereto.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Laureate at the Securities and Exchange Commission’s Web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from Laureate by directing such request to Laureate Education, Inc., Office of Investor Relations, 1001 Fleet Street, Baltimore, Maryland 21202, telephone (410) 843-6394.

Laureate and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information concerning the interests of Laureate’s participants in the solicitation, which may be different than those of Laureate stockholders generally, is set forth in Laureate’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.
/s/ Rosemarie Mecca
Name:	Rosemarie Mecca
Title:	Executive Vice President and Chief Financial Officer

Date:  February 6, 2007